UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
CLEAR CHANNEL COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CLEAR CHANNEL URGES SHAREHOLDERS TO VOTE FOR THE PROPOSED MERGER
SAN ANTONIO, TX, March 2, 2007 - Clear Channel Communications, Inc. (NYSE:CCU), a global leader in the out-of-home advertising industry, announced that it will today mail the following letter to its shareholders regarding the proposed merger with a group led by T.H. Lee Partners, L.P. and Bain Capital Partners, LLC, for $37.60 per share in cash.
March 2, 2007
Dear Fellow Shareholder:
          At the March 21st special meeting of Clear Channel shareholders, you will make a critical decision regarding the future of your company. If shareholders approve the Company’s agreement to be acquired by funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P., you will receive $37.60 in cash for each share of common stock you own. The disinterested directors of your Board have unanimously determined that the merger is fair and in your best interests. WE URGE YOU TO VOTE FOR THE PROPOSED MERGER TODAY.
THE PROPOSED MERGER IS THE RESULT OF A HIGHLY COMPETITIVE PUBLIC AUCTION CONDUCTED BY THE
DISINTERESTED MEMBERS OF THE BOARD
          The disinterested directors carefully managed the auction process to maximize the competitive dynamics of the bid process to obtain the highest price available:
✓	Multiple rounds of robust bidding

✓	Firm, fully financed offers submitted by two separate consortiums of private equity funds

✓	Virtually every leading private equity sponsor participated—no strategic buyers emerged

✓	During the “go-shop” period, the Company’s financial advisor contacted a total of 22 potential strategic and private equity buyers, none of whom expressed interest in bidding for Clear Channel.
WE FIRMLY BELIEVE THERE IS NOT ANOTHER COMPETITIVE BIDDER FOR CLEAR CHANNEL, AND THAT $37.60
PER SHARE IN CASH MAXIMIZES VALUE AND CERTAINTY

          The auction process was conducted by the disinterested members of the Board of Directors, and supported by a Special Advisory Committee composed of three disinterested directors. The Board and the Special Advisory Committee also received advice and assistance from separate financial and legal advisors, who were actively involved in the auction process. In order to ensure independence, these meetings – and all of the Board’s deliberations in relation to the competitive sale process – were conducted without the participation of Clear Channel management or the Mays family. Chairman and founder L. Lowry Mays has informed the Company that he will be selling a substantial majority of his holdings in the transaction.
THE PROPOSED MERGER IS THE RESULT OF A COMPREHENSIVE REVIEW OF STRATEGIC ALTERNATIVES
          This merger proposal is the result of a comprehensive review of strategic alternatives designed to enhance shareholder value, taking into account the continued challenges in the radio sector and the Board’s views of the recent growth in the domestic outdoor sector, as well as Clear Channel’s future growth opportunities. During their review, the disinterested directors considered a full range of alternatives other than the sale of the Company, including a sale or spin-off of Clear Channel Outdoor, a recapitalization, share repurchase and special dividend, as well as remaining as an independent company. Particular consideration was given to the structural issues related to any potential separation of Clear Channel Outdoor, including significant tax implications, and the likely trading value of its shares in the absence of this transaction.
          In light of these considerations, the unanimous conclusion of the disinterested directors was that the $37.60 per share in cash merger proposal results in the greatest value and delivers the greatest certainty to shareholders.
THE MERGER PROPOSAL DELIVERS A 28% PREMIUM OVER THE AVERAGE SHARE PRICE DURING THE 60 TRADING DAYS PRIOR TO THE COMPANY’S ANNOUNCEMENT THAT THE BOARD WAS CONSIDERING STRATEGIC ALTERNATIVES
          The all-cash merger consideration of $37.60 per share represents a premium of approximately 28% over the average closing share price during the 60 trading days ended October 24, 2006, the day prior to the Company’s announcement of the Board’s decision to consider strategic alternatives, and a premium of approximately 26% over the average closing share price during the one-year period prior to the announcement of the merger.

$37.60 Represents a 28% Premium to the 60-day Average “Undisturbed Price”1
Source Fact Set
1) Undisturbed 60 trading day average of $29.27 ended 10/24/2006, the trading day prior the announcement of strategic alternatives.
2) Represents $37.60 offer premium to the average price over the respective period ended 10/24/2006, the trading day prior to the announcement of strategic alternatives.
          The merger consideration is also a significant premium to research analysts’ stock price targets for Clear Channel, prior to the Company’s announcement that the Board was exploring strategic alternatives.
          The merger agreement negotiated by the disinterested directors contains measures designed to ensure shareholders certainty of closing as well as to protect against business and market risks, including:
✓	Certainty of $37.60 in cash,

✓	Regular annual dividend of $0.75 per share to be paid quarterly through closing,

✓	Daily “ticking fee”— in order to ensure that the transaction is closed as soon as possible— of the lesser of 8% interest per year or the Company’s operating cash flow beginning January 1, 2008 through closing,

✓	Equity and debt commitments with no financing conditions,

✓	Requirement for the buyers to take all necessary steps to obtain regulatory approval, with reverse break-up fees owed in the event of a failure to close should regulatory approval not be received, and

✓	The ability to receive and consider competing proposals.

YOUR VOTE IS EXTREMELY IMPORTANT – NOT VOTING IS A VOTE AGAINST THE MERGER
          Approval of the merger agreement requires the affirmative vote of two-thirds of Clear Channel’s outstanding shares. Not voting has the same effect as a vote against the merger. Please vote FOR the merger today by telephone or by Internet, as available per the instructions on the enclosed proxy card, or by signing and returning the enclosed proxy card in the postage-paid envelope provided.
          If you have any questions or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3427.
          Thank you for your support.
          On behalf of the Board of Directors,

Alan D. Feld	Perry J. Lewis
About Clear Channel Communications
Clear Channel Communications, Inc. (NYSE:CCU — News) is a global media and entertainment company specializing in “gone-from-home” entertainment and information services for local communities and premiere opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio, television and outdoor displays. More information is available at www.clearchannel.com.
About Thomas H. Lee Partners, L.P. (“THL Partners”)
THL Partners is one of the oldest and most successful private equity investment firms in the United States. Since its founding in 1974, THL Partners has become the preeminent growth buyout firm, investing approximately $12 billion of equity capital in more than 100 businesses with an aggregate purchase price of more than $100 billion, completing over 200 add-on acquisitions for portfolio companies, and generating superior returns for its investors and partners. The firm currently manages approximately $20 billion of committed capital. Notable transactions sponsored by the firm include Dunkin Brands, Nielsen, Michael Foods, Houghton Mifflin Company, Fisher Scientific, Experian, TransWestern, Snapple Beverage and ProSiebenSat1 Media.

About Bain Capital Partners, LLC (“Bain Capital”)
Bain Capital ( www.baincapital.com ) is a global private investment firm that manages several pools of capital including private equity, high-yield assets, mezzanine capital and public equity with more than $40 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including investments in a broad range of companies such as Burger King, HCA, Warner Chilcott, Toys “R” Us, AMC Entertainment, Sensata Technologies, Burlington Coat Factory and ProSiebenSat1 Media. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.
Certain Information Concerning Participants
The Company has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes in favor of the transactions at the special meeting.
The Company strongly advises all shareholders of the Company to read the proxy statement and other proxy materials relating to the special meeting because they contain important information. Such proxy materials are available at no charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. In addition, a stockholder who wishes to receive a copy of the definitive proxy materials, without charge, should submit this request to the Company’s proxy solicitor, Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York 10022 or by calling Innisfree toll-free at (877) 456-3427.
The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the transactions. Information concerning the interests of the Company and the other participants in the solicitation is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the transactions and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission.
B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (collectively, the “Fincos”) and certain affiliates and representatives of the Fincos may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transactions. Information concerning the interests of the Fincos and their affiliates and representatives in the solicitation is set forth in the Company’s definitive proxy statement filed with the Securities and Exchange Commission in connection with the transactions.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Clear Channel and others relating to the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and approval by the Federal Communications Commission; (4) the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger; and other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Clear Channel’s SEC filings. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Clear Channel Communications, Inc., San Antonio:
Investors: Randy Palmer, 210-822-2828 Senior Vice President of Investor Relations Media: Lisa Dollinger, 210-822-2828 Chief Communications Officer
Brainerd Communicators Media: Michele Clarke, 212-986-6667
Joele Frank, Wilkinson Brimmer Katcher: Joele Frank / Steve Frankel, 212-355-4449

6